Exhibit 99.2

3M Appoints New Chief Financial Officer

Nick Gangestad Announces Retirement; Monish Patolawala Named CFO

ST. PAUL, Minn.—June 3, 2020—3M (NYSE:MMM) announced today that Monish Patolawala is appointed senior vice president and chief financial officer, effective July 1, 2020. Patolawala will succeed Nick Gangestad, who has announced his intention to retire. Gangestad will stay on through July 31, 2020, to ensure an orderly transition.

Patolawala, 51, is currently at GE Healthcare, where he has served as chief financial officer of the approximately $17 billion business, driving its financial strategy and performance since 2015. He has also been working closely with GE chairman and chief executive officer, H. Lawrence Culp, Jr., as vice president of operational transformation, driving operating rigor and lean management across the company. Patolawala joined GE in 1994, taking leadership roles of increasing responsibility and is a financial leader with a proven track record of delivering profitable growth for various businesses within GE. He is a certified Chartered Accountant with experience at A.F. Ferguson & Co (an ex-affiliate of KPMG) prior to his tenure at GE. Patolawala also is a certified Cost Accountant from the Institute of Cost and Works Accountants of India.

“I am pleased to welcome Monish to our leadership team,” said Mike Roman, 3M chairman and chief executive officer. “His deep and extensive experience in leading the financial operations of industrial and healthcare businesses – as well as driving operational changes – will make an immediate impact as we manage through the current economic challenges and continue to position 3M for the future. I am confident Monish will provide strong leadership and is an excellent addition to the 3M team.”

“On behalf of our board of directors and all 3Mers, I thank Nick for his exceptional contributions throughout his 35-year career,” said Roman. “He has been a great leader, mentor and colleague, and he has created tremendous value for our company and our shareholders. In his six years as CFO, Nick’s guidance has been especially critical as he helped lead our transformation journey, and our work to optimize our portfolio and position 3M for the future. I wish Nick all the best in the next chapter of his life.”

“I am thrilled to join 3M, a company I have long admired as one of the most innovative in the world,” said Patolawala. “3M has unique strengths, a strong business model and a proud history, and I look forward to working with the team to execute on the company’s priorities, accelerate growth and enhance value for shareholders and all stakeholders.”

As CFO, Patolawala will lead 3M’s global finance organization and will be responsible for accounting, treasury, financial planning and analysis, tax, and investor relations.

Patolawala holds a bachelor’s degree from St. Joseph’s College of Commerce in Bangalore, India.

3M is participating today in the UBS Virtual Global Industrials and Transportation Conference 2020. Mike Roman, chairman and chief executive officer, and Nick Gangestad, senior vice president and chief financial officer, will speak at 8:20 a.m. EDT. The event will be webcast live, and a replay will be available on 3M’s Investor Relations website at http://investors.3M.com.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 96,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

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Tony Riter, 651-733-1141

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Media Contact:

Stephen Sanchez, 651-737-5967